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Exhibit (10):  Consent of Independent Auditors.

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INDEPENDENT AUDITOR'S CONSENT



We consent to the use in this Post-Effective Amendment No. 11 to Registration Statement No. 333-89848 of United of Omaha Separate Account C on Form N-4 of our report dated March 29, 2002 on the financial statements of United of Omaha Separate Account C and our report dated February 13, 2002 on the statutory financial statements of United of Omaha Life Insurance Company appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the related reference to us under the heading "Experts" also in such Statement of Additional Information.



/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
April 29, 2002